Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO MUNICIPAL PREMIUM INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Premium Income Trust was held on July 14, 2011. The Meeting was held for the following purpose:

(1) Elect five Trustees by the holders of Common Shares and Preferred Shares voting together, and one Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                                                                                Votes
Matter                                                                                          Votes For      Withheld
------                                                                                          ----------    ---------
(1)    David C. Arch....................................................................        14,539,097    1,095,610
       Bob R. Baker.....................................................................        14,542,298    1,092,409
       Larry Soll.......................................................................        14,532,947    1,101,760
       Philip A. Taylor.................................................................        14,479,471    1,155,236
       Wayne W. Whalen..................................................................        14,537,913    1,096,794
       Frank Bayley (P).................................................................            86            4

--------------------------
(P)  Election of trustee by preferred shareholders only.